PETROLEUM DEVELOPMENT CORPORATION
                                                    103 East Main Street
                                              Bridgeport, West Virginia  26330


                                        NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                                        July 14, 2000


To the Stockholders of
PETROLEUM DEVELOPMENT CORPORATION:

Notice is hereby given that the Annual Meeting of Stockholders of Petroleum Development Corporation (the "Company") will be held at the office of the Company at 103 East Main Street, Bridgeport, West Virginia 26330, on July 14, 2000 at 10:00 A.M., West Virginia time, for the following purposes, all as more fully described in the accompanying Proxy Statement:

                    (1) To elect three directors to serve a term of three years or until their successors shall be elected and shall qualify;

                    (2) To ratify and approve the selection of independent public accountants for the Company for the fiscal year ending December 31, 2000.

                    The Board of Directors has fixed the close of business on May 26, 2000 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of the Company's Common Stock is required to constitute a quorum.

                    EACH STOCKHOLDER IS CORDIALLY INVITED TO BE PRESENT AND
TO VOTE AT THIS MEETING IN PERSON. STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT
PROMPTLY IN THE ENCLOSED POSTPAID ENVELOPE.

                              By Order of the Board of Directors,



                              James N. Ryan
                              Chairman
Bridgeport, West Virginia
June 1, 2000


                        PETROLEUM DEVELOPMENT CORPORATION
                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 July 14, 2000

                             INTRODUCTORY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders of Petroleum Development Corporation (the "Company") to be held on July 14, 2000, notice of which is attached, and at any adjournment thereof.

   Any stockholder giving the accompanying proxy has the power to revoke it prior to its exercise by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. Giving the accompanying proxy will not affect your right to vote in person should you find it convenient to attend the Annual Meeting. Shares represented by proxy will be voted by the proxy holders in accordance with your instructions unless you revoke your proxy or attend the meeting and elect to vote in person. This Proxy Statement and the proxy were first mailed to stockholders on June 1, 2000. The mailing address of the principal executive offices of the Company is Petroleum Development Corporation, P.O. Box 26, Bridgeport, West Virginia 26330.

   The Annual Report to Stockholders for 1999, containing certified financial and other information about the Company, accompanies this Proxy Statement.

                                     VOTING SECURITIES

   The outstanding voting securities of the Company as of March 31, 2000, consisted of 15,982,376 shares of $0.01 par value common stock ("Common Stock"). Stockholders of record as of the close of business on May 26, 2000 are entitled to vote. Each stockholder is entitled to one vote for each share of Common Stock held of record on this date. Stockholders are not permitted to cumulate their votes for the election of directors.
Abstentions and broker non-votes will be counted in the number of shares present in person or represented by proxy for purposes of determining whether a quorum is present.

                                   PROPOSAL 1

                            ELECTION OF DIRECTORS

   The Company's By-Laws provide that the directors of the Company shall be divided into three classes and that, at each annual meeting of stockholders of the Company, successors to the class of directors whose term expires at the annual meeting will be elected for a three-year term. The classes are staggered so that the term of one class expires each year. Mr. Morgan, Mr. Nestor and Mr. Williams are members of the class whose term expires in 2000; and Mr. D'Annunizio and Mr. Ryan are members of the class whose term expires in 2001; and Mr. Rettinger and Mr. Swoveland are members of the class whose term expires in 2002. There is no family relationship between any director or executive officer and any other director or executive officer of the Company. There are no arrangements or understandings between any director or officer and any other person pursuant to which such person was selected as an officer. Votes pursuant to the enclosed proxy will be cast, unless authority is withheld, for the election of the three persons named under "Nominees for Terms Expiring 2003" below, each of whom are members of the present Board and each of whom are expected to be able to serve on the Board to be elected at this meeting. If any of such persons is unwilling or unable to act in such capacity, an event which is not now anticipated, the enclosed proxy will be voted for such person or persons as the Board of Directors may designate. During 1999, the Board of Directors held six meetings. No director attended fewer than 75% of the aggregate of all meetings of the Board and the committees, if any, upon which such director served.

                                 Vote Required

   A plurality of the votes cast at the Annual Meeting in person or by proxy, is required for the election of directors. Abstentions and broker non-votes will not be considered as votes cast with respect to the election of directors, and therefore any abstentions or broker non-votes will not affect the election of the candidates receiving a majority of the votes cast.

                 THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" PROPOSAL 1


                             DIRECTORS OF THE COMPANY

                        NOMINEES FOR TERMS EXPIRING 2003

   The following persons, each of whom are currently serving as directors, have been nominated to serve as directors:

                       Name and Principal                                      Year First
                   Occupation Past Five Years                                  Elected
                     and Other Directorships                         Age       Director

STEVEN R. WILLIAMS has served as President and director
of the Company since  March 1983.  Prior to joining the
Company, Mr. Williams was employed by Exxon as an engineer
from 1973 until 1979.  A 1981 graduate of the Stanford
Graduate School of Business, Mr. Williams was employed
by Texas Oil and Gas Company as a financial analyst from
1981 until July 1982, when he joined Exco Enterprises as
Manager of Operations, and served in that capacity until
he joined the Company.                                                49        1983

ROGER J. MORGAN a director and Secretary of the Company
since 1969, has been a member of the law firm of Young,
Morgan & Cann, Clarksburg, West Virginia, for more that
the past five years.  Mr. Morgan is not active in the
day-to-day business of the Company, but his law firm
provides legal services to the Company.                               73        1969

DONALD B. NESTOR a director since March, 2000 is a
Cerftified Public Accountant and a Partner in the CPA
firm of Toothman Rice, P.L.L.C.  Mr. Nestor is past
president of the West Virginia Society of Certified
Public Accountants and the West Virginia Board of
Accountancy.  He heads his firm's oil and gas industry
services group and its' Buckhannon, WV office.  His firm
provides advice to the Company on certain tax matters
from time to time.                                                    51        2000

                     CONTINUING DIRECTORS TERMS EXPIRING IN 2001

JAMES N. RYAN served as President of the Company from
1969 to 1983 and has served as director of the Company
since 1969.  Mr. Ryan was elected Chairman and Chief
Executive Officer of the Company in March 1983.  Mr.
Ryan focuses on capital formation through the Company's
drilling partnerships.                                                68        1969

VINCENT F. D'ANNUNZIO a director since February 1989,
has for the past five years served as President of
Beverage Distributors, Inc., located in Clarksburg,
West Virginia.                                                        47        1989

                   CONTINUING DIRECTORS TERMS EXPIRING IN 2002

DALE G. RETTINGER joined the Company in 1980 and has
served as Executive Vice President and Treasurer of
the Company since July 1983.  Additionally,  Mr.
Rettinger has served as President of PDC Securities
Incorporated since 1981 and was appointed Chief Financial
Officer of the Company in 1997.  Previously, Mr.
Rettinger was a partner with KPMG Main Hurdman,
Certified Public Accountants, and served in that capacity
from 1976 until he joined the Company.                                55        1985

JEFFREY C. SWOVELAND a director since March 1991, has been
employed by Equitable Resources, an oil and gas production,
marketing and distribution company since 1994 and presently
serves as Vice President and Treasurer.  Mr. Swoveland
previously served as Vice President and a lending officer
with Mellon Bank, N.A. from July 1989 until 1994.                     44        1991

Committees of the Board of Directors

   The Company has three standing committees of the Board of Directors: the Executive Committee; the Audit Committee; and the Stock Option and Executive Compensation Committee. The Executive Committee is comprised of Messrs. Ryan, Williams, and Rettinger. The Audit Committee is comprised of Messrs. D'Annunzio, Nestor, and Swoveland. The Stock Option and Executive Compensation Committee is comprised of Messrs. D'Annunzio and Swoveland.
The Company does not have a formal Nominating Committee, the full Board of Directors handles these responsibilities.

   The functions performed by the Executive Committee include handling important Board of Directors matters that arise between Board of Directors meetings, serving as a liaison between the Board of Directors and senior management on important matters requiring Board of Directors attention and recommending to the Board of Directors nominations for election of new and existing members of the Board of Directors.

   The Audit Committee is comprised entirely of outside Directors of the Company. The functions performed by the Audit Committee include recommending the selection of independent accountants, reviewing with the Company's independent accountants the results of audits performed by them and overseeing and reviewing monthly and quarterly unaudited financial statements. These reviews include the adequacy of cash flow and the status of credit arrangements of the Company. The Board of Directors has adopted the Charter of the Audit Committee attached to this Proxy as Exhibit A.

   The Stock Option and Executive Compensation Committee is comprised entirely of outside Directors of the Company. The functions performed by this committee include recommending to the Board of Directors compensation levels of senior management and directing and recommending levels of corporate stock options and other benefit plans of the Company. In this regard, the committee monitors trends to ensure the Company's compensation levels are competitive in the oil and natural gas industry.

Compensation Committee Interlocks and Insider Participation

   The members of the Stock Option and Executive Committee are Messrs. D'Annunzio and Swoveland. There are no Stock Option and Executive Committee interlocks.

Indemnification of Directors and Officers

   The Company's By-Laws provide that the Company shall indemnify any director, officer, employee, or other agent of the Company who is or was a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Company to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Company against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, if that person acted in good faith and in a manner that person reasonably believed to be in the best interest of the Company, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of that person was unlawful.

   The Company has entered into separate indemnification agreements with each of its directors and officers whereby the Company has agreed to indemnify the director or officer against all expenses, including attorneys' fees, and other amounts reasonably incurred by the officer or director in connection with any threatened, pending or completed civil, criminal, administrative or investigative action or proceeding to which such person is party by reason of the fact that he is or was a director or officer, as the case may be, of the Company, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe such conduct to be unlawful. The agreements provide for the advancement of expenses and that the Company has the right to purchase and maintain insurance on behalf of the director or officer against any liability or liabilities asserted against him, whether or not the Company would have the power to indemnify the person against such liability under any provision of the agreement. The Company has agreed to indemnify such person against expenses actually and reasonably incurred in connection with any action in which the person has been successful on the merits or otherwise. Indemnification must also be provided by the Company (unless ordered otherwise by a court) only as authorized in the specific case upon a determination that the indemnification of the person is appropriate because he has met the applicable standard of conduct described in the agreement made by (i) the Board of Directors, by a majority vote of a quorum consisting of directors who are not parties to such action or proceeding, (ii) by independent legal counsel in a written opinion or (iii) the shareholders of the Company.

Director Compensation

   Each non-salaried employee director and outside director of the Company is paid an annual fee of $20,000. Each inside director is paid an annual fee of $10,000.

EXECUTIVE COMPENSATION

   The following table sets forth in summary form the compensation received during each of the Company's last three fiscal years by the Chief Executive Officer and by each other executive officer of the Company whose salary and bonus exceeded $100,000 in 1999 (the "Named Executives").

                                                     Summary Compensation Table

                                             Annual Compensation                                Long Term Compensation
                                                                Other             Securities
                                                                Annual            underlying          All Other
Name and                                                        Compen-           Options             Compen-
Principal Position        Year     Salary($)    Bonus (1)($)    sation($)(2)           (#)(3)         sation($)(4)

James N. Ryan             1999     178,200       470,436        10,000                                    12,157
Chairman and Chief        1998     175,425       355,473        10,000                                    10,860
 Executive Officer        1997     170,760       210,120        10,000               108,000              10,335

Steven R. Williams        1999     139,800       470,436        10,000                                    12,157
President                 1998     137,025       355,473        10,000                                    10,838
 and Director             1997     132,360       210,120        10,000               108,000              10,200

Dale G. Rettinger         1999     139,800       470,436        10,000                                    12,157
Executive Vice President, 1998     137,025       355,473        10,000                                    10,838
 Treasurer, and Director  1997     132,360       210,120        10,000               108,000              10,200


(1) In 1994, the Board of Directors approved a deferred compensation arrangement for the Named Executives. See "Employment and Other Agreements and Arrangements." Under the arrangements, each Named Executive may choose to defer any portion of his bonus compensation until retirement or separation from the Company. Included are deferred bonuses the Named Executives voluntarily deferred $130,000 each in 1999 and 1998 and $110,000 each in 1997. In 1999, 1998 and 1997, $30,000 of the deferred bonus compensation of Messrs. Williams and Rettinger was utilized to pay the premiums of split-dollar life insurance policies for Messrs. Williams and Rettinger.

(2) The respective Named Executives receive fees as directors of the Company in the amount of $10,000 per year.

(3) In 1997, the Company granted each Named Executive options to purchase 108,000 shares of Common Stock at an exercise price of $5.125 per share, the fair market value of such shares of Common Stock at the date of grant. The options may be exercised provided that the grantee is employed with the Company on the exercise date. Such options expire on July 15, 2007.

(4) This amount includes contributions made by the Company under the Company's Employee Profit Sharing Plan and 401(k) plan. In 1999, 1998 and 1997 the Company contributed $47,000, $17,000 and $15,500, respectively, to the Employee Profit Sharing Plan. Of these contributions, each of the Named Executives was credited $2,157 in 1999, $911 in 1998, and $952 in 1997. The Company provided a matching of 401(k) contribution based upon varying rates of the Named Executives' respective contributions. Of the total Company matching contribution of $217,400, $202,600 and $171,300 in 1999, 1998 and 1997, the Named
       Executives were credited with matching contributions of $10,000, $10,000 and $10,000 respectively in 1999; $9,957, $9,927 and $9,927, respectively in 1998; and $9,383, $9,248, and $9,248, respectively in 1997.

Compensation Committee Report

       The Compensation Committee is composed of two outside directors. The committee's responsibility is to develop the Company's compensation policy to enable the Company to hire, retain and motivate high performing employees. The committee also administers the Company's Savings and Protection Plan (the "401(k) Plan"), various Employee Stock Option Plans, and the Company's Profit Sharing Plan. The committee reviews the performance and compensation of the
Chief Executive Officer, and the two executive officers of the Company. Final approval of all contracts with company executives is reserved to the full Board of Directors.

       Compensation paid to the CEO, Mr. Ryan, and to the executive officers of the Company is based on several factors, including the terms of their employment contracts, the earnings of the Company, the evaluation of the Board of the performance of the employees, as well as compensation paid to similarly situated employees with other similar firms.

       As CEO, Mr. Ryan received a salary of $178,200 in 1999, which reflected cost of living increases from his salary in 1998. Also during 1999 Mr. Ryan earned a cash bonus of $470,436 based on Company earnings. Both the salary increase and the bonus were based on provisions in Mr. Ryan's employment contract.

       The Company also contributed $10,000 in 1999 to Mr. Ryan's 401(k) account in accordance with the plan's matching provisions to all participating employees.

       The compensation of the two executive officers of the Company is also comprised of a salary and a performance based bonus. Salaries of both were increased by a cost of living adjustment and bonuses were paid based on the Company's earnings, both as provided in the executive's employment agreements. Both executives also received a share of Company matching contributions to the Company 401(k) plan.

       During 1999 the Company reviewed the employment contracts of the CEO and the executive officers of the Company, and determined that no changes were required. The Compensation Committee believes the Company has made substantial progress over the past several years despite adverse industry and economic conditions, and that the progress is attributable in large measure to the efforts of the CEO and the executive officers.

                                                Compensation Committee

                                                Vincent F. D'Annunzio, Chair
                                                Jeffrey C. Swoveland



                         Aggregated Option Exercises in Last Fiscal Year
                               and Fiscal Year-End Option Values

     The following table provides certain information with respect to options exercised during 1999 by the persons named in the summary compensation under the Company's stock option plans. The table also represents information as to the number of options outstanding as of December 31, 1999 with respect to options granted pursuant to the Company's Employee Stock Option Plans.
No options were granted in the last fiscal year.

                      Number                                                      Value of Unexercised
                      of Shares  Value          Number of Unexercised Options  In-The-Money Options
                      Exercised  Realized ($)        at Year-end                   at Year-End(1)($)
                                                Exercisable   Unexercisable       Exercisable   Unexercisable

James N. Ryan          77,233     168,947       288,334             -            505,425            -
Steven R. Williams     74,900     163,844       285,000             -            495,750            -
Dale G. Rettinger      74,900     163,844       285,000             -            495,750            -

(1) On December 31, 1999, the closing sales price of the Common Stock was $3.8125 per share.

Employment and Other Agreements and Arrangements

      The Company has entered into employment agreements with each of the Named Executives, each of which has a term that has been extended to December 31, 2003. Pursuant to the respective terms of the employment agreements, each of the Named Executives is entitled to receive the basic annual salary set forth therein that is subject to increase, but not decrease (unless dire economic circumstances as declared by the Board of Directors requires a reduction for all senior executive employees of the Company), as the Board of Directors may determine to reflect changes in the cost of living, the financial success of the Company and the performance of such Named
Executive.  For 1999, the basic salary has been set by the Board of
Directors under the respective agreements as $178,200 for Mr. Ryan, $139,800 for Mr. Williams and $138,800 for Mr. Rettinger. Each Named Executive is
also entitled to be paid an annual bonus equal to 2.5% of the Company's net pre-tax earnings for any year in which the Company's net pre-tax earnings exceed $300,000. The Company has been required to establish a deferred compensation plan, described below, for the Named Executives and to fund such plan with an annual contribution of $30,000 commencing in 1994, subject
to adjustment for inflation.   Commencing January 1, 2004, each of the three
executive officers will vest and be entitled to receive an annual payment equal to $60,000 for Mr. Ryan and $40,000 for Mr. Rettinger and Mr. Williams per year upon retirement from the company and continuing for 10 years payable on July 1st of each year.

      In the event of a change in control of the Company, each Named Executive has the right within six months after such change of control to elect to terminate his employment under his employment agreement and receive severance compensation equal to the sum of his basic salary plus an amount equal to the average bonus paid to him over the preceding three years as provided in the agreement multiplied by the remaining years of the employment agreement, provided, however, that the minimum severance compensation must not be less than the amount equal to three years of basic compensation plus an amount equal to three times the average bonus paid to such person over the preceding three-year period.

      Each employment agreement also provides that if the Company obtains the right to sell working interests in any drilling program, the Named Executive is entitled to participate as an investor in such oil and gas drilling project subject to the prior approval by the Board of Directors of the terms of any such participation.

      Each employment agreement contains a standard non-disclosure covenant. Each employment agreement also provides that the Named Executive is prohibited during the term of his employment and for a period of one year following his termination from engaging in any business that is competitive with the Company's oil and gas drilling business in West Virginia, unless his termination results from a change of control of the Company. During any period for which the non-competition provision prohibits the officer from pursuing activities that would compete with the Company's business as provided in the agreement following termination of the agreement, the Company is required to pay the officer his basic salary and bonus as provided in the agreement.

      In the event of termination under the terms of the agreement, the Company will be required to loan to the officer funds equal to the exercise price of all options held by the Named Executive under the Company's stock option plans, which loan, if made, must be repaid within nine months and will bear interest at the prime rate then in effect.

      Each employment agreement may be terminated for cause for willful misfeasance or malfeasance, disregard of the Named Executive's duties or negligence related to the performance of his duties, if so determined by a court of competent jurisdiction. Also, the Company may terminate the employment agreement without cause, in which case the Company must either
(i) reassign the Named Executive to a comparable executive position or designate him as a consultant for the remaining term of his agreement (ii) pay him liquidated damages in an amount equal to his then basic salary for the remaining term of the employment agreement, with a minimum payment equal to twelve months of basic salary.

      The Company has entered into stock redemption agreements with each of the Named Executives. The agreements require the Company to maintain life insurance policies on each of them in the amount of $1 million. At the election of the Named Executive's estate or heirs made within one year of such person's death, the Company must utilize the proceeds from such insurance policies to purchase from his estate or heirs all or a portion of his shares of the Company's Common Stock owned by him, including shares subject to outstanding stock options or warrants owned by such Named
Executive at the time of his death, up to an aggregate sale price of $1 million. The purchase price for such shares of Common Stock will be based upon the average closing asked price for the Company's Common Stock as quoted by Nasdaq during a specified period. The Company is not required to purchase any shares in excess of the amount provided by such insurance policies. If the Named Executive's estate or heirs elect not to sell any or all of the shares to the Company, the estate or heirs will be precluded from selling the shares to anyone for a period of two years after the date of the person's death, except that the shares may be transferred into the names of the decedent's heirs and beneficiaries and the stock sold pursuant to Rule 144 under the Securities Act. If the Named Executive terminates his employment with the Company or disposes of all of all or substantially all of his shares of Common Stock in the Company, the Named Executive has the right to purchase his respective insurance policy for a price equal to the cash surrender value of the policy as of the date of such event. If the Named Executive fails to purchase the policy within ninety days after such event, the Company may cancel all policies covering the life of the Name Executive. The stock redemption agreements will terminate upon bankruptcy or cessation of business by the Company.

      Mr. Ryan, Mr. Williams and Mr. Rettinger are also the participants in the Company's deferred bonus compensation plan. Under this plan, the Company's Board of Directors must declare a year-end bonus for each participant, the receipt of which is automatically deferred pursuant to the plan, unless prior to the beginning of a particular year, the participant enters into a voluntary bonus compensation agreement under which he irrevocably elects to receive his year-end bonus as cash compensation, payable as soon as practicable following the end of the year. The amount of the participant's year-end bonus is a minimum of $30,000 or such greater amount as may be declared by the Board of Directors. The participant also has the right to elect to defer receipt of his other bonus compensation under this plan. Any bonus compensation deferred under this plan will not be paid until such participant's retirement, or upon termination of employment, disability or death or upon hardship, as provided in the plan. A trustee selected by the Board of Directors maintains accounts for each participant under the plan.
The Company has reserved the right to terminate the deferred bonus compensation plan, in whole or in part, at any time and without liability for such termination or discontinuance.

Stock Option Plans

      Under the Company's incentive stock option plans, options to purchase shares of Common Stock of the Company may be granted to certain officers and key employees of the Company, which options are intended to qualify as incentive stock options under the provisions of the Internal Revenue Code. Under the plan adopted in 1999, the Company granted options for an aggregate of 145,000 shares of Common Stock at an exercise price of 100% of the fair market value per share of the Company's Common Stock on the date of grant. The options may be exercised six months after the date of grant. Options will expire ten years from the date of grant if not exercised. A dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation will cause each outstanding option to terminate, provided that each optionee, in such event, will have the right immediately prior to said dissolution or liquidation or merger or consolidation to exercise his option in whole or in part without regard to any installment vesting provisions with respect to such options.


Key-Man Life Insurance

      The Company maintains key-man life insurance policies on the lives of Messrs. Ryan, Williams and Rettinger in the amounts of $5.0 million, $1.0 million, and $1.0 million, respectively. The Company is the beneficiary of each policy.

Employee 401k and Profit Sharing Plan

      In 1987, the Company established a retirement plan qualified under
Section 401(k) of the Internal Revenue Code. The plan is funded by employee contributions and a company matching contribution. Administrative costs of the plan are borne by the Company. The employees choose from four investment programs and, therefore, the amount of an individual's plan assets depends on the amount of their contributions and the performance by their chosen investments.

      In 1992, the Company began a Profit Sharing Retirement plan to supplement the 401(k) Plan. Contributions are dependent on corporate profitability and are at the discretion of the Board of Directors of the Company. The Company filed and qualified the plan with the Internal Revenue Service.

Stockholder Performance Graph

      The following graph illustrates the performance of Petroleum Development Corporation common stock over a five year period compared to the performance of the S&P 500 Index and a peer group index. The peer group index consists of 133 Crude Petroleum and Natural Gas Companies. The table includes the cumulative shareholder return assuming the reinvestment of dividends.
                                              Petroleum Development Corporation
                                                   Stock Performance Graph


500.0


400.0


300.0


200.0


100.0


0.0

                                12/31/94           12/31/95         12/31/96           12/31/97         12/31/98    12/31/99

                                  1994                1995             1996             1997              1998     1999

Petroleum
Development
Corporation                       100.0              136.84           352.63            442.11           257.89  321.05

Industry Index                    100.0              109.98           146.24            148.22           118.73  145.03

Broad Market
 Index          100.0             137.58             169.17           225.61            290.09           351.13

NASDAQ          100.0             129.71             161.18           197.16            278.08           490.46

             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of the Company's Common Stock as of March 31, 2000 by (a) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (b) each director of the Company; (c) each Named Executive;
(d) all directors and executive officers as a group.

                                                                           Beneficial Ownership
(1)
Name and Address                                                          Number          Percent

Fidelity Management . . . . . . . . . . . . . . . . . . . . . . . . . . . 1,573,800          9.9
82 Devonshire Street
Boston, MA 02109

James N. Ryan(2)(3) . . . . . . . . . . . . . . . . . . . . . . . . . . . . 986,320          6.1
103 East Main Street
Bridgeport, WV 26330

Dimensional Fund Advisors Inc.. . . . . . . . . . . . . . . . . . . . . . . 906,700          5.7
1299 Ocean Avenue
Santa Monica, CA 90401

Steven R. Williams(3) . . . . . . . . . . . . . . . . . . . . . . . . . . . 590,576          3.7
103 East Main Street
Bridgeport, WV 26330

Dale G. Rettinger(3). . . . . . . . . . . . . . . . . . . . . . . . . . . . 527,850          3.3
103 East Main Street
Bridgeport, WV 26330

Roger J. Morgan(4). . . . . . . . . . . . . . . . . . . . . . . . . . . . . .82,500          *

Vincent F. D'Annunzio(5). . . . . . . . . . . . . . . . . . . . . . . . . . .43,600          *

Jeffrey C. Swoveland(6) . . . . . . . . . . . . . . . . . . . . . . . . . . .18,094          *

All directors and executive officers as a
 group (6 persons)(7) . . . . . . . . . . . . . . . . . . . . . . . . . . 2,248,940         13.6

* Less than 1%

(1) Includes shares over which the person currently holds or shares voting or investment power. Unless otherwise indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to the shares beneficially owned.

(2) Includes 219,738 shares owned jointly with Mr. Ryan's wife, 379,750 shares owned by Mr. Ryan's wife and 64,258 shares owned by Mr. Ryan's wife as guardian for their minor grandchildren. The balance of the shares are owned solely by Mr. Ryan.

(3) Includes options to purchase 178,000 shares that such person can currently exercise or that will become exercisable within 60 days.

(4) Includes options to purchase 47,500 shares that Mr. Morgan can currently exercise or that will become exercisable within 60 days.

(5) Includes options to purchase 13,600 shares that Mr. D'Annunzio can currently exercise or that will become exercisable within 60 days.

(6) Includes options to purchase 3,550 shares that Mr. Swoveland can currently exercise or that will become exercisable within 60 days.

(7) Includes options to purchase 598,650 shares that such persons can currently exercise or that will become exercisable within 60 days.
Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than 10% of a Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and holders of more than 10% of the Common Stock are required by regulations promulgated by the Commission pursuant to the Exchange Act to furnish the Company with copies of all Section 16(a) forms they file. The Company assists officers and directors, and will assist beneficial owners, if any, of more than 10% of the Common Stock, in complying with the reporting requirements of Section 16(a) of the Exchange Act.

     Based solely on its review of the copies of such forms received by it, the Company believes that since January 1, 1999, all Section 16(a) filing requirements applicable to its directors, officers and greater than 10% beneficial owners were met.

                                          PROPOSAL #1

                       RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     At the Meeting, the Stockholders of the Company will be asked to ratify the Board of Directors' selection of KPMG LLP as the Company's certified public accountants for the fiscal year ended December 31, 2000. KPMG LLP conducted the audit for the fiscal year ended December 31, 1999. A representative of KPMG LLP will be present at the Meeting, will have an opportunity to make statements if he so desires, and will be available to respond to appropriate questions.

                                       Vote Required

     A majority of the votes cast at the Annual Meeting, in person or by proxy, is required for the ratification of the Board of Directors' selection of independent accountants. Abstentions and broker non-votes will not be considered as votes cast with respect to the ratification of the Board of Directors' selection of independent accountants.


                THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" PROPOSAL #2

                                  OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Company is not aware of any matters to be brought before the Annual Meeting other than the matters set forth in this Proxy Statement. However, if other matters properly come before the Meeting, it is the intention of the proxy holders named in the enclosed form of proxy to vote in accordance with their discretion on such matters pursuant to such proxy.

General

     The enclosed Proxy is solicited by the Company's Board of Directors. The Company expects to solicit proxies primarily by mail, but solicitation may also be made personally, by telephone or by telegraph, by regularly employed officers and employees of the Company who will receive no extra compensation for doing so.

     The Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to, and obtain instructions from, the beneficial owners of shares held by record by such persons and will reimburse reasonable out-of-pocket expenses. The Company will bear all costs of proxy solicitation.

Stockholder Proposals for 2001 Annual Meeting

     Stockholder proposals must be received by the Company at its principal executive office on or prior to March 1, 2001 in order to be included in the Company's proxy statement for the 2001 annual meeting of stockholders.

                                          By Order Of The Board of Directors



                                           James N. Ryan
                                           Chairman

Dated: June 1, 2000
THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON WHO IS A RECORD OR BENEFICIAL HOLDER OF COMMON STOCK OF THE COMPANY, ON WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. COPIES MAY BE OBTAINED BY WRITING TO CORPORATE COMMUNICATIONS DEPARTMENT, PETROLEUM DEVELOPMENT CORPORATION, P.O. BOX 26, BRIDGEPORT, WEST VIRGINIA 26330.

                                          Exhibit A

                              PETROLEUM DEVELOPMENT CORPORATION
                 Charter of the Audit Committee of the Board of Directors

I.        Audit Committee Purpose

          The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

          - Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

          - Monitor the independence and performance of the Company's independent auditors.

          - Provide an avenue of communication among the independent auditors, management and the Board of Directors.

          The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.       Audit Committee Composition and Meetings

          Audit Committee members shall meet the requirements of the NASDAQ Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

          Audit Committee members shall be appointed by the Board on recommendation of the Board of Directors. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

          The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed.

Ill.      Audit Committee Responsibilities and Duties

          Review Procedures

          1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

          2. Review the Company's annual audited financial statements. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

          3. In consultation with the management and the independent auditors, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors together with management's responses.

          4. Review with financial management the company's quarterly financial results. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

          Independent Auditors

          5. The independent auditors are ultimately accountable to the Audit Committee-and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

          6. Approve the fees and other significant compensation to be paid to the independent auditors.

          7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

          8. Review the independent auditors audit plan - discuss scope, staffing, reliance upon management, and general audit approach.

          9. Discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

         10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

          Legal Compliance

          11. On at least an annual basis, review with the Company's counsel, any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

          Other Audit Committee Responsibilities

          12. Annually prepare a report to shareholders as required by the Securities and Exchange Commission.

          13. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

          14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

                                                        ADOPTED MARCH 21, 2000